Exhibit 21.1

Subsidiaries of the Registrant

Name	State or Other Jurisdiction of Incorporation or Organization
Universe Faith Group Limited	British Virgin Islands

Wuhan Blower Co., Ltd.(1)	People’s Republic of China

Wuhan Generating Equipment Co., Ltd.(2)	People’s Republic of China

Wuhan Sungreen Environment Protection Equipment Co., Ltd.(2)	People’s Republic of China

(1)  This company is a wholly owned subsidiary of Universe Faith Group Limited.

(2)  This company is a wholly owned subsidiary of Wuhan Blower Co., Ltd.